UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

FEDERAL REALTY INVESTMENT TRUST

(Name of Registrant as Specified In Its Charter)

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March 24, 2006

Dear Shareholder:

Please accept our invitation to attend our Annual Meeting of Shareholders on Wednesday, May 3, 2006 at 10:00 a.m. This year’s meeting will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

The business to be conducted at the meeting is set forth in the formal notice that follows. In addition, management will provide a review of 2005 operating results and discuss the outlook for the future. After the formal presentation, our Trustees and management will be available to answer any questions that you may have.

You may vote by mail by completing, signing and returning the enclosed proxy card. You also may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

Your vote is important and we urge you to vote by one of the three methods mentioned above.

We look forward to seeing you on May 3.

Sincerely,

Joseph S. Vassalluzzo	Donald C. Wood
Non-Executive Chairman of the Board	President and Chief Executive Officer

FEDERAL REALTY INVESTMENT TRUST

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 3, 2006

To Our Shareholders:

The 2006 Annual Meeting of Shareholders of Federal Realty Investment Trust (the “Trust”) will be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland, on Wednesday, May 3, 2006, at 10:00 a.m. for the purpose of considering and acting upon the following:

1.	The election of two Trustees to serve until the Trust’s 2009 Annual Meeting of Shareholders.

2.	The ratification of the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3.	The transaction of such other business as may properly come before the Annual Meeting or any adjournment.

Shareholders of record at the close of business on March 14, 2006 are entitled to notice of and to vote at the Annual Meeting.

For the Trustees:

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

Your vote is important. Even if you plan to attend the meeting, please vote by completing, signing and returning the enclosed proxy card by mail, by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card. You may revoke your proxy by submitting a proxy bearing a later date, or by voting in person at the Annual Meeting.

FEDERAL REALTY INVESTMENT TRUST

1626 East Jefferson Street, Rockville, Maryland 20852

PROXY STATEMENT

March 15, 2006

Proxies in the form enclosed are solicited by the Board of Trustees (the “Board” or “Board of Trustees”) of Federal Realty Investment Trust for use at the 2006 Annual Meeting of Shareholders (“Annual Meeting”) to be held at 10:00 a.m., Wednesday, May 3, 2006, at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland.

This proxy statement and an accompanying proxy are being mailed to shareholders on or about March 24, 2006, together with the Trust’s 2005 Annual Report to Shareholders containing the Trust’s Annual Report on Form 10-K for the year ended December 31, 2005.

ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the notice of meeting included in this proxy statement. In addition, management will report on the performance of the Trust during 2005 and respond to questions from shareholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of the Trust’s common shares of beneficial interest (“Shares”) outstanding at the close of business on March 14, 2006, the record date for the meeting, are entitled to receive notice of and to vote at the Annual Meeting. On March 14, 2006, the Trust had 53,029,303 Shares outstanding. If you were a shareholder of record on that date, you will be entitled to vote all of the Shares that you held on that date at the meeting, or any postponements or adjournments of the meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding Shares entitled to vote at the Annual Meeting as of the record date constitutes a quorum, permitting the conduct of the business of the Annual Meeting. Properly executed proxy cards marked “for,” “against” or “abstain” and broker “non-votes” will be counted as present at the Annual Meeting for purposes of determining a quorum.

How do I vote?

If you complete and properly sign and mail the accompanying proxy card, it will be voted as you direct. If you are the record holder of your Shares (a “registered shareholder”) and you attend the Annual Meeting, you may deliver your completed proxy card in person instead of returning the proxy card by mail. Alternatively, you may vote by telephone (1-800-PROXIES or 1-800-776-9437), or electronically through the Internet (www.voteproxy.com), by following the instructions included with your proxy card.

If you hold your Shares in the name of a broker or other nominee (often known as holding in “street name”) and you wish to vote at the Annual Meeting, you must obtain a proxy form from the broker or other nominee that is the record holder of your Shares. Please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. A proxy may be revoked by a registered shareholder at any time before it is exercised at the Annual Meeting by submitting a proxy bearing a later date or by voting in person at the Annual Meeting. If you hold your Shares in “street name,” you must contact your broker or other nominee to determine how to revoke your original proxy. In general, submitting a subsequent proxy executed by the party that executed the original proxy will revoke the earlier proxy.

How many votes do I have?

As to each item, you are entitled to cast one vote per Share. The proxy card indicates the number of Shares you owned on the record date.

SHARE OWNERSHIP

Who are the largest owners of the Trust’s Shares?

To the Trust’s knowledge, based upon information available to the Trust, beneficial owners of more than 5% of the Trust’s Shares as of March 14, 2006 are as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Common Shares of the Trust (1)
Morgan Stanley(2) 1585 Broadway New York, New York 10036	4,213,794	8.0%

Stichting Pensioenfonds ABP(3) Oude Lindestraat 70 Postbus 2889 6401 DL Heerlen The Kingdom of the Netherlands	2,733,500	5.2%

AEW Capital Management, L.P.(4) World Trade Center East Two Seaport Lane Boston, MA 02110-2021	2,674,193	5.0%

Deutsche Bank AG(5) Taunusanlage 12, D-60325 Frankfurt am Main Federal Republic of Germany	2,646,800	5.0%

(1)	Percentage is calculated by taking the number of Shares stated in the Schedule 13G/A or Schedule 13G, as applicable, filed with the Securities and Exchange Commission (“SEC”) divided by 53,029,303, the total number of Shares outstanding on March 14, 2006.
(2)	Information based on a Schedule 13G/A filed with the SEC on February 15, 2006 by Morgan Stanley and its wholly owned subsidiary, Morgan Stanley Investment Management Inc. The Schedule 13G/A states that Morgan Stanley is a parent holding company with sole voting power and sole dispositive power over 3,060,218 Shares and shared voting power and shared dispositive power over 1,484 Shares, and that Morgan Stanley Investment Management Inc. is an investment adviser with sole voting power and dispositive power over 2,599,740 Shares.
(3)	Information based on a Schedule 13G filed with the SEC on February 15, 2006 by Stichting Pensioenfonds ABP, which states that Stichting Pensioenfonds ABP has sole voting power and sole dispositive power over 2,733,500 Shares.

(4)	Information based on a Schedule 13G filed with the SEC on February 13, 2006 by AEW Capital Management, L.P., AEW Capital Management, Inc., AEW Management and Advisors, L.P. and AEW Investment Group, Inc. The Schedule 13G states that the reporting entities have aggregated sole voting power over 1,763,000 Shares and aggregated sole dispositive power over 2,674,193 Shares.
(5)	Information based on a Schedule 13G/A filed with the SEC on February 8, 2006 by Deutsche Bank AG and its subsidiaries, RREEF America, L.L.C., Deutsche Bank Trust Company Americas, DWS Holding & Service GmbH and Deutsche Asset Management Inc. The Schedule 13G states that Deutsche Bank AG is the parent holding company of RREEF America, L.L.C., an investment adviser, Deutsche Bank Trust Company Americas, a bank, DWS Holding & Service GmbH, an investment advisor and Deutsche Asset Management Inc., an investment advisor. The Schedule 13G also states that Deutsche Bank AG has sole voting power over 2,642,700 Shares and sole dispositive power over 2,646,800 Shares; RREEF America, L.L.C. has sole voting power and sole dispositive power over 2,618,500 Shares; Deutsche Bank Trust Company Americas has sole dispositive power over 1,300 Shares; DWS Holding & Service GmbH has sole voting power and sole dispositive power over 4,200 Shares; and Deutsche Asset Management Inc. has sole voting power over 20,000 Shares and sole dispositive power over 22,800 Shares.

How many Shares do the Trust’s Trustees and executive officers own?

As of March 14, 2006, Trustees and executive officers as a group, and each Trustee, Trustee nominee and named executive officer individually, beneficially owned the following Shares:

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage of Outstanding Common Shares of the Trust (2)
Dawn M. Becker(3)	73,934	*
Jeffrey S. Berkes(4)	76,322	*
Jon E. Bortz(5)	255	*
David W. Faeder(6)	3,195	*
Larry E. Finger(7)	83,609	*
Kristin Gamble(8)	73,337	*
Walter F. Loeb	14,125	*
Mark S. Ordan(9)	4,814	*
Joseph S. Vassalluzzo(10)	8,239	*
Donald C. Wood(11)	600,092	1.1%
Trustees and executive officers as a group (10 individuals)(12)	937,922	1.8%

*	Less than 1%.
(1)	The number of Shares shown in this table reflects beneficial ownership, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the number of Shares beneficially owned by a person or group includes unvested Shares and Shares that have not been issued but as to which options are outstanding and may be exercised within 60 days of the date of this proxy statement. Except as noted in the following footnotes, each Trustee and named executive officer has sole voting and investment power as to all Shares listed. Fractional Shares have been rounded to the nearest full Share.
(2)	Percentage is calculated by taking the number of Shares beneficially owned by a person or group as determined in footnote (1) above divided by 53,029,303 the total number of Shares outstanding on March 14, 2006, plus the number of Shares issuable upon exercise of options by that person or group as shown in footnotes (3) through (12), as applicable.
(3)	Includes 31,350 Shares issuable upon exercise of options. Includes unvested performance Share awards of 3,200 Shares and unvested restricted Share awards of 11,449 Shares.
(4)	Includes 25,555 Shares issuable upon exercise of options. Includes unvested performance Share awards of 2,700 Shares and unvested restricted Share awards of 15,392 Shares. Includes 5,294 Shares as to which voting and investment power is shared with Mr. Berkes’ wife.

(5)	Includes 100 Shares as to which voting and investment power is shared with Mr. Bortz’ father; however, Mr. Bortz has expressly disclaimed beneficial ownership of these Shares. Includes 155 Shares as to which voting and investment power is shared with Mr. Bortz’ wife.
(6)	Includes 2,500 Shares issuable upon exercise of options.
(7)	Includes 16,666 Shares issuable upon exercise of options. Includes unvested performance Share awards of 12,000 Shares and unvested restricted Share awards of 15,270 Shares.
(8)	Includes 15,000 Shares issuable upon exercise of options. Includes 53,742 Shares as to which Ms. Gamble shares investment power for clients. Includes 1,400 Shares as to which Ms. Gamble is a trustee of a profit sharing plan, of which Ms. Gamble has a direct interest in 581 Shares and of which 581 Shares are owned by Ms. Gamble’s husband.
(9)	Includes 3,400 Shares issuable upon exercise of options.
(10)	Includes 2,500 Shares issuable upon exercise of options.
(11)	Includes 334,110 Shares issuable upon exercise of options. Includes unvested performance Share awards of 24,500 Shares and unvested restricted Share awards of 69,118 Shares. Includes 9,437 Shares owned by Mr. Wood’s wife.
(12)	Includes 431,081 Shares issuable upon exercise of options, unvested performance Share awards of 42,400 Shares and unvested restricted Share awards of 111,229 Shares. Unless otherwise indicated, the address of each beneficial owner is 1626 East Jefferson Street, Rockville, MD 20852.

ITEM 1

ELECTION OF TRUSTEES

Our Board of Trustees currently consists of seven Trustees. Pursuant to Section 5.2 of our Declaration of Trust, the Trustees are divided into three classes, with each class serving a three-year term. The following two Trustees, both of whom are Class I Trustees currently serving on the Board, have been nominated for election as trustees to hold office until the 2009 Annual Meeting and until their successors have been duly elected and qualified:

Name	Age	Position	Trustee Since	Term to Expire
Walter F. Loeb	81	Independent Trustee	1991	2009
Joseph S. Vassalluzzo	58	Independent Trustee	2002	2009
		Non-Executive Chairman of the Board

Walter F. Loeb, President of Loeb Associates Inc., management consultants to domestic and international retail companies, real estate developers, apparel companies and other businesses within the retail industry, and Publisher of the Loeb Retail Letter, since 1990; Principal of Morgan Stanley & Co., Inc. from 1984 until 1990 and Senior Retail Analyst from 1974 until 1990, specializing in investment banking and brokerage. Other prior retail industry experience includes: Vice President of Johnson Redbook Service, a publisher of retail industry research; various positions with P.K. Halsted & Associates, Inc., an international retail consulting firm with clients throughout the United States and Europe; and various executive positions with Macy’s, the May Department Stores and Allied Stores.

Joseph S. Vassalluzzo, Non-Executive Chairman of the Board of Trustees since February 2006; former Vice Chairman of Staples, Inc., a retailer specializing in home, office, and computer products, from January 2000 through July 2005, with responsibility for overseeing domestic and international growth in its retail and commercial operations; President of Staples Realty & Development, a subsidiary of Staples, Inc., from 1997 to 2000; various other officer positions associated with Staples’ growth and worldwide expansion from 1989 to 1997; various officer positions with American Stores Co., a grocery store chain, and its subsidiaries from 1976 to 1989; various positions in sales, operations and real estate with Mobil Corp. and Amerada Hess Corp. from 1969 to 1976; Director of iParty Corp., a premier multi-channel party supply and party planning company; Director of Commerce Bancorp, Inc., a regional financial services organization serving metropolitan Philadelphia, New Jersey, New York, Delaware, Washington, DC and Virginia.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required for the election of Trustees. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR the election of the named Trustees. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal. You are entitled to cast one vote per Share for each of the two named Trustees. Proxies may not be voted for more than two Trustees.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE TWO NOMINEES FOR TRUSTEE.

The other five Trustees currently serving on the Board are named below and will continue to serve on the Board until the Trust’s annual meeting to be held in the year indicated.

Name	Age	Position	Trustee Since	Term to Expire
Jon E. Bortz	49	Independent Trustee	2005	2007
David W. Faeder	49	Independent Trustee	2003	2007
Kristin Gamble	60	Independent Trustee	1995	2007
Mark S. Ordan	46	Independent Trustee	1996	2008
Donald C. Wood	45	Non-Independent Trustee	2003	2008
		President and Chief Executive Officer of the Trust

Jon E. Bortz, President, Chief Executive Officer and a Trustee of LaSalle Hotel Properties since its formation in 1998, including serving as Chairman of the Board since 2001; various other positions within Jones Lang LaSalle Incorporated (formerly known as LaSalle Partners) from 1981 until 1998, including Managing Director of the Investment Advisory Division, founder of the Hotel Group and Senior Vice President of the Investment Division, with various real estate responsibilities that included hotel development and investment activities, development of office and mixed use projects including leasing, construction, arranging and negotiating financing as well as workout and restructuring assignments; consultant and educator for The Mader Group, Inc. from 1979 to 1981; auditor with Touche Ross & Co. from September, 1978 to December 1978; Director of LaSalle Hotel Properties, a multi-tenant, multi-operator hotel REIT.

David W. Faeder, Managing Partner of Fountain Square Properties, a diversified real estate company, since 2003 and President of Sunrise Assisted Living Foundation, Inc., a not-for-profit organization, since 2000; President of Sunrise Assisted Living, Inc., a provider of senior living services in the United States, United Kingdom and Canada from 1997 to 2000; Executive Vice President and Chief Financial Officer of Sunrise Assisted Living, Inc. from 1993 to 1997; Vice President of Credit Suisse First Boston (formerly First Boston Corporation) from 1991 to 1993, directing the real estate advisory business for the RTC in the Washington, DC area; Vice President of Morgan Stanley and Company, Inc. from 1984 to 1991 specializing in real estate transactions and financings; MBA student at the Colgate Darden Graduate School of Business Administration of the University of Virginia from 1982 to 1984; Senior Accountant with Ernst and Whinney, an accounting firm, from 1981 to 1982; Vice President–Finance/Controller of Better Homes of Virginia, a real estate company, from 1979 to 1981; Staff Accountant with Goodman and Company, an accounting firm, from 1978 to 1979.

Kristin Gamble, President of Flood, Gamble Associates, Inc., an investment counseling firm, since 1984; Senior Vice President of Manufacturers Hanover Corp. with responsibility for all equity investments from 1977 to 1984; Vice President of Research for Foley, Warendorf & Co., a brokerage firm, from 1976 to 1977; Vice President of New Court Capital Management (now Rothschild Inc.), a financial services firm, from 1971 to 1976; Security Analyst with Merrill, Lynch, Pierce, Fenner & Smith from 1968 to 1971; Director of Ethan Allen Interiors, Inc., a furniture manufacturer and retailer.

Mark S. Ordan, Non-Executive Chairman of the Board of Trustees of the Trust from January 2003 through February 2006; Chief Operating Officer of The Mills Corporation, an owner and manager of regional shopping malls, retail and entertainment centers, and international retail and leisure destinations in the United States, Canada and Europe since March 2006; Chief Executive Officer of Sutton Place Group, LLC, dba Balducci’s, a gourmet food store chain operating under the names Balducci’s and High Noon, from December 2003 to February 2006; Chairman and Chief Executive Officer of High Noon Always, Inc., an upscale quick-serve lunch operation (formerly known as Bethesda Retail Partners), from 1999 to 2003; Chief Executive Officer of Chartwell Health Management Inc., a health benefits brokerage firm, from 1996 until 1999; Chairman, President and Chief Executive Officer of Fresh Fields Markets, Inc., a natural and organic foods supermarket chain, from 1989 until 1996, when it was acquired by Whole Foods Market; various positions in the equities division of Goldman, Sachs & Co. from 1983 to 1988.

Donald C. Wood, President and Chief Executive Officer of the Trust since January 2003; President and Chief Operating Officer of the Trust from 2001 to 2003; Senior Vice President and Chief Operating Officer of the Trust from 2000 to 2001; Senior Vice President-Chief Operating Officer and Chief Financial Officer of the Trust from 1999 to 2000; Senior Vice President-Treasurer and Chief Financial Officer of the Trust from 1998 to 1999; Senior Vice President and Chief Financial Officer of Caesars World, Inc., a wholly owned subsidiary of ITT Corporation, from 1996 to 1998; various financial positions, including Vice President and Deputy Controller, with ITT Corporation, from 1990 to 1996; Vice President of Finance of Trump Taj Mahal Associates from 1989 to 1990; various positions, including audit manager, with Arthur Andersen LLP from 1982 to 1989.

CORPORATE GOVERNANCE

Independence of Trustees

Article III, Section 1 of our Bylaws provides that no more than one of our Trustees can fail to satisfy the independence requirements established by the New York Stock Exchange (“NYSE”), our Corporate Governance Guidelines and other applicable rules and regulations. The Board, on recommendation of the Nominating and Corporate Governance Committee, and after considering all relevant facts and circumstances, has determined that each current Trustee, other than Mr. Wood, the Trust’s Chief Executive Officer, satisfies all applicable requirements to be considered independent. Further, the Board has concluded that no Trustee has any material relationship with the Trust other than those described in the “Certain Relationships and Related Transactions” section below. In making that determination, the Board concluded that a Trustee’s position as a director of a company with which we do business does not constitute a material relationship so long as payments made by such entity do not account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of the other entity. This standard is set forth in our Corporate Governance Guidelines. There are no relationships between the Trust and any of the Trustees, other than Mr. Wood, except for situations where the Trustee is a director or executive officer of a tenant that leases spaces from the Trust. All of those relationships were considered by the Board in making its determination that all Trustees other than Mr. Wood are independent. The specific relationships considered by the Board in making its independence determinations were the following which include all of those relationships described in the “Certain Relationships and Related Transactions” section below:

Name	Relationship	Square Footage Leased	Locations Leased
Kristin Gamble	Director of Ethan Allen Interiors, Inc.	16,600	2

Mark S. Ordan	Former CEO of Balducci’s	49,200	2

Joseph S. Vassalluzzo	Former Vice Chairman of Staples, Inc. Director of Commerce Bancorp, Inc. Director of iParty Corp. Director of Olly Shoes, LLC	148,300 7,600 8,500 2,000	8 2 1 1

In no instance did the payments made by these tenants to the Trust account for more than five percent (5%) of our gross revenues or more than ten percent (10%) of the gross revenues of the tenant. Further, the payments made by Balducci’s and Staples to the Trust accounted for less than 2% of the consolidated gross revenues of the Trust and each of Balducci’s and Staples for each of the last three fiscal years. Neither Mr. Bortz, Mr. Faeder nor Mr. Loeb has any relationship with the Trust other than his service as a Trustee and interest as a shareholder.

Board of Trustees and Board Committees

During 2005, the Board of Trustees held ten meetings and the non-management Trustees (all of which are independent) held four executive sessions. Mr. Ordan, as Non-Executive Chairman of the Board, presided over all Board meetings as well as all executive sessions of the non-management Trustees through February 2006. Mr. Vassalluzzo, as the current Non-Executive Chairman of the Board, will preside over all future Board meetings and executive sessions of non-management Trustees for so long as he remains the Non-Executive Chairman of the Board. Each Trustee attended at least 75% of all meetings of the Board and the Board committees on which he or she served during 2005. On an aggregate basis, the Trustees attended 93% of all Board and Board committee meetings. The Trust’s Corporate Governance Guidelines provide that all Trustees are expected to attend all meetings of the Board and the Board committees on which he or she serves as well as the Annual Meeting of Shareholders. All Trustees other than Mr. Bortz, who was not a Trustee at the time, attended the 2005 Annual Meeting of Shareholders.

Audit Committee

Our Board of Trustees has established an Audit Committee which is responsible for, among other things: (a) selecting the independent accountants and approving and overseeing their work; (b) overseeing our financial reporting, including reviewing results with management and the independent accountants; and (c) overseeing our internal systems of accounting and controls. The Audit Committee operates under a written charter which is available in the Investor Information section of our website at www.federalrealty.com. In addition, a copy of the Audit Committee charter is attached to this Proxy Statement as Appendix A. You may also obtain a print copy of the Audit Committee charter by sending a written request to the Trust at 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations.

The Audit Committee members are David W. Faeder, the current Chairman of the Committee beginning February 2006, Jon E. Bortz, Kristin Gamble, Walter F. Loeb and Joseph S. Vassalluzzo. Mr. Bortz joined the Committee in July 2005 and Mr. Vassalluzzo served as Committee Chairman throughout 2005. Our Board has designated Mr. Faeder as an “audit committee financial expert” under the rules of the SEC. Each member of the Audit Committee meets, and throughout 2005 met, the independence, experience and financial literacy requirements of the NYSE, the SEC and our Corporate Governance Guidelines. During 2005, the Committee met five times.

Compensation Committee

Our Board of Trustees has established a Compensation Committee which is responsible for, among other things: (a) reviewing and recommending compensation for our officers; (b) administering the 2001 Long-Term Incentive Plan, including making awards under that plan; and (c) administering other benefit programs of the Trust. The Compensation Committee operates under a written charter which is available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of the Compensation Committee charter by sending a written request to the Trust at 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations.

The Compensation Committee members are Jon E. Bortz, the current Chairman of the Committee, David W. Faeder and Mark S. Ordan. Mr. Bortz joined the Committee in July 2005 and became Chairman in February

2006. Ms. Amy B. Lane, a former Trustee, served as Chairman of the Committee throughout 2005. Each member of the Compensation Committee meets, and throughout 2005 met, the independence requirements of the NYSE, the SEC and our Corporate Governance Guidelines. During 2005, the Committee met three times.

Nominating and Corporate Governance Committee

Our Board of Trustees has established a Nominating and Corporate Governance Committee which is responsible for, among other things: (a) recommending individuals to stand for election to the Board; (b) making recommendations regarding committee memberships; and (c) overseeing the Trust’s corporate governance policies and procedures, including Board and Trustee evaluations. The Nominating and Corporate Governance Committee operates under a written charter which is available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of the Nominating and Corporate Governance Committee charter by sending a written request to the Trust at 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations.

The Nominating and Corporate Governance Committee members are Kristin Gamble, Chairman of the Committee, Mark S. Ordan and Joseph S. Vassalluzzo. Ms. Amy B. Lane, a former Trustee, served as a member of the Committee throughout 2005. Each member of the Nominating and Corporate Governance Committee meets, and throughout 2005, met the independence requirements of the NYSE, the SEC and our Corporate Governance Guidelines. During 2005, the Committee met three times.

Standard to elect Trustees

In 2005 a shareholder proposal was submitted for a vote to our shareholders requesting that the Board adopt a majority vote standard in lieu of a plurality standard for electing Trustees. That proposal won support from approximately 51% of the votes cast at the 2005 Annual Meeting of Shareholders. Given the support for the proposal shown by our shareholders last year and the growing acceptance of the majority vote standard in board elections, the Board, on recommendation of the Nominating and Corporate Governance Committee, amended the Trust’s Bylaws to require that all Trustee nominees in an uncontested election must receive a majority of the votes cast in order to be elected. The majority vote standard will be used for the election of Trustees at the 2006 Annual Meeting of Shareholders.

Identifying individuals to stand for election as Trustees

The Nominating and Corporate Governance Committee is responsible for identifying individuals to stand for election as Trustees. It begins the process by determining whether there are any changes that should be made to the Board in terms of size or skill sets in order for the Board to appropriately perform its responsibilities. If the Committee concludes that no changes are needed, it first reviews each of the incumbent Trustees whose terms are expiring to determine whether those individuals should be nominated for reelection to the Board. If the Committee determines that the Board should be expanded or that the incumbent Trustees whose terms are expiring should not be nominated for reelection and those positions need to be filled, the Committee will seek recommendations from other Board members for possible candidates, and if no appropriate candidates are identified, the Committee will consider retaining a search firm. Recommendations provided by shareholders will also be considered and will be evaluated on the same basis as all other Board candidates.

The primary factors included in the Committee’s determination are whether the individual possesses skills which are desirable for the effective oversight of the Trust’s operation and complementary to the skills of the other Trustees and if the individual is an incumbent Trustee, whether he or she is performing his or her responsibilities as a Trustee well and adding value to the Board and its operations as reflected on the most recent individual Trustee evaluations. All candidates for election to the Board should, at a minimum, possess public company, real estate, retail and/or other financial experience and have a history of honesty, integrity and fair dealing with third parties.

Once a candidate is identified who has not previously served on the Board, the Committee arranges meetings between the candidate and Board members as well as our senior management. The Committee also undertakes whatever investigative and due diligence activities it deems necessary to verify the candidate’s credentials and determine whether the candidate would be a positive contributor to the operations of the Board and a good representative of our shareholders. Critical to this whole process is the Committee’s determination that any candidate presented to the shareholders for election to the Board satisfies all of the independence requirements imposed by the NYSE, the SEC, our Corporate Governance Guidelines and other applicable rules and regulations.

Any shareholder may propose a candidate to be nominated for election to the Board by following the procedures outlined in Article II, Section 13 of our Bylaws. Any shareholder wishing to present a candidate for consideration as a Trustee for election at the Trust’s 2007 Annual Meeting of Shareholders must provide the Committee with the name of the shareholder proposing the candidate as well as contact information for that shareholder, the name of the individual proposed for election, a resume or similar summary that includes the individual’s qualifications and such other factual information that would be necessary or helpful for the Committee to evaluate the individual. The information should be sent to the Committee, in care of the Trust’s Secretary, by no later than November 17, 2006 so that the Secretary can forward it to the Committee chair for consideration. The Committee will not have sufficient time to evaluate any candidate submitted after that date. A copy of our Bylaws is available in the Investor Information section of the Trust’s website at www.federalrealty.com.

Trustee Compensation

In 2005 the Non-Executive Chairman of the Board was eligible to receive an annual fee for Board service of $125,000 and each other non-employee Trustee was eligible to receive an annual fee of $70,000. A minimum of 20% of that annual fee was required to be paid in Shares; however, each non-employee Trustee had the option to take a larger portion of the fee in Shares. For 2005, each non-employee Trustee elected to take between 20% and 50% of his or her fee in Shares. In addition, the chair of the Audit Committee received $15,000 for his service as Audit Committee chair and the chairs of each of the Compensation and Nominating and Corporate Governance Committees received $10,000 for their service as chairs of those committees. The actual annual fee and chair fee that a non-employee Trustee was eligible to receive was prorated based on the number of months during the year he or she served as a Trustee, Non-Executive Chairman or chair of a committee, as applicable. Each non-employee Trustee also was reimbursed for expenses incurred in connection with performing his or her responsibilities as a Trustee. Mr. Wood did not receive any compensation for his service on the Board in 2005.

Payment of the portion of the annual fee each non-employee Trustee elected to receive in Shares (“Equity Fee”) was contingent on the Trust’s achieving pre-established performance levels for three separate performance measures with those performance levels generally calculated for the prior 3-year period, subject to phase-in provisions for 2005. Fifty percent (50%) of the Equity Fee was contingent on our relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index; twenty-five percent (25%) of the Equity Fee was contingent on our absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested); and the remaining twenty-five percent (25%) of the Equity Fee was contingent on our return on invested capital. For each of these performance measures, a threshold, target and stretch level of performance was established at the beginning of 2005. Target levels of performance are intended to reflect the performance required by the Trust to meet its business objectives for the coming year, stretch levels of performance represent a substantial achievement that puts the Trust at or near the top of its peer group, and threshold levels of performance represent minimally acceptable levels of performance.

The portion of the Equity Fee allocable to any performance measure that each Trustee was entitled to receive was determined on the basis of the level of performance achieved on each of the performance measures as follows:

Level of Performance Achieved on a Performance Measure	Portion of Equity Payment Allocable to Performance Measure Trustee was Entitled to Receive
Below Threshold	0%
Threshold	50%
Between Threshold and Target	50% to 100% (interpolated)
Target	100%
Between Target and Stretch	100% to 150% (interpolated)
Stretch or Above	150%

In 2005, the Trust performed beyond the stretch level of performance on all three performance measures resulting in payment of the Equity Fee at 150% of the amount each Trustee elected to receive in Shares.

In exchange for providing additional services to the Board with respect to evaluating prospective real estate acquisitions and dispositions by the Trust, beginning in August 2005, the Trust made available to Mr. Vassalluzzo an office, for both Trust business and personal use, in our regional office in Wynnewood, Pennsylvania, as well as administrative support and office equipment. We have estimated the value of the office space and related administrative support and equipment usage to be in the range of $30,000 to $35,000 per year. Except for the annual fee for serving as a Trustee, the annual fee for serving as chair of a committee and the use of an office and administrative support made available to Mr. Vassalluzzo, all as described above, there were no additional fees paid to any Trustee, including the Non-Executive Chairman, for service on any of the Board committees or for attendance at any Board or committee meetings.

Total Trustee fees paid for 2005 were as follows:

Trustee	Annual Retainer Paid in Cash	Annual Retainer Paid in Shares(1)	Committee Chair Fees	Other Compensation	2005 Total
Jon E. Bortz(2)	$28,000	$10,500			$38,500
David W. Faeder	$56,000	$21,000			$77,000
Kristin Gamble	$56,000	$21,000	$10,000		$87,000
Amy B. Lane(3)	$56,000	$21,000	$10,000		$87,000
Walter F. Loeb	$56,000	$21,000			$77,000
Mark S. Ordan	$100,000	$37,500			$137,500
Joseph S. Vassalluzzo(4)	$35,000	$52,500	$15,000	$13,500	$116,000

Total	$387,000	$184,500	$35,000	$13,500	$620,000

(1)	The final number of Shares issued to Trustees in payment of the Equity Fees for 2005 was determined by dividing the aggregate amount of the Equity Fee by $67.66, the closing price of the Trust’s Shares on the NYSE on February 16, 2006.
(2)	Mr. Bortz’ fees for 2005 are prorated to reflect 6 months of service as a Trustee.
(3)	Ms. Lane was a Trustee until February 24, 2006.
(4)	The “Other Compensation” for Mr. Vassalluzzo is prorated for the period from August 1, 2005 through December 31, 2005.

The basic Trustee compensation structure described above will remain in place for 2006; however, the annual retainer for Trustees has been increased to $80,000 and the annual fee for the Non-Executive Chairman of the Board has been increased to $135,000.

Shareholder Communications with the Board

Any shareholder may communicate with the Board, the non-management Trustees, or any individual Trustee, including the Non-Executive Chairman of the Board, by sending the communication to the Trust’s corporate offices at 1626 East Jefferson Street, Rockville, MD 20852 in care of the Trust’s General Counsel. All such communications should identify the party to whom they are being sent, and any communication which indicates it is for the Board of Trustees or fails to identify a particular Trustee will be deemed to be a communication intended for the Trust’s Chairman of the Board. The Trust’s General Counsel will promptly forward to the appropriate Trustee all communications he or she receives for the Board or any individual Trustee which relate to the Trust’s business, operations, financial condition, management, employees or similar matters. The Trust’s General Counsel will not forward to any Trustee any advertising, solicitation or similar materials.

Other Corporate Documents

The Board of Trustees has adopted a Code of Ethics for senior financial officers as well as a Code of Business Conduct that applies to all Trustees and employees of the Trust. In addition, the Board operates under Corporate Governance Guidelines. The Code of Ethics for our senior financial officers, our Code of Business Conduct and our Corporate Governance Guidelines are available in the Investor Information section of our website at www.federalrealty.com. You may also obtain a print copy of those documents by sending a written request to the Trust at 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations.

Stock Ownership Requirements

To align management’s interests with the long-term interests of our shareholders and ensure that management has a meaningful equity stake in the Trust, the Board of Trustees has adopted a requirement that requires the Chief Executive Officer and all Executive and Senior Vice Presidents to maintain a minimum level of equity ownership in the Trust equal to a multiple of his or her annual base salary and annual bonus as follows:

Chief Executive Officer	3 times
Chief Financial Officer	2 1/2 times
Other Executive and Senior Vice Presidents	2 times

The Nominating and Corporate Governance Committee reviews compliance with these requirements at December 31 of each year. The committee confirmed that the Chief Executive Officer, Chief Financial Officer and all other Executive and Senior Vice Presidents were in compliance with the minimum stock ownership requirements at December 31, 2005.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report by reference therein.

Management is primarily responsible for our financial statements and reporting process. The Trust’s independent registered public accounting firm, Grant Thornton LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted accounting principles (“GAAP”) and for issuing a report on those statements. The Audit Committee oversees the financial reporting process on behalf of the Board. In addition, the Audit Committee oversees the work of the Trust’s internal audit function which has been provided by The Reznick Group since March 2003.

The Audit Committee meets at least quarterly and at such other times as it deems necessary or appropriate to carry out its responsibilities. All quarterly meetings during 2005, and other meetings when appropriate, included executive sessions with our independent accountant without management being present. The Audit Committee met five times during 2005, including four executive sessions with Grant Thornton. In the course of fulfilling its oversight responsibilities, the Audit Committee met with both management and Grant Thornton to review and discuss all annual financial statements and quarterly operating results prior to their issuance. Management advised the Audit Committee that all financial statements were prepared in accordance with GAAP. The Audit Committee also discussed with Grant Thornton matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, including the reasonableness of judgments and the clarity and completeness of financial disclosures. In addition, the Audit Committee discussed with Grant Thornton matters relating to its independence and has received from Grant Thornton the written disclosures and letter required by the Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Throughout 2005, the Trust’s internal auditors tested on an on-going basis the effectiveness of our internal controls and reported their findings to the Audit Committee. Grant Thornton, as part of its 2005 audit of our financial statements, independently reviewed our internal controls and concluded that there were no material weaknesses or significant deficiencies.

The Audit Committee also continued to closely monitor during 2005 the non-audit services provided by Grant Thornton. The Audit Committee has limited these services primarily to income tax form preparation for the Trust and our subsidiaries and the provision of advice on the tax impacts of acquisition and other property related transactions. Grant Thornton also performed the audit of the financial statements of our joint venture with the Clarion Lion Properties Fund in which we own a 30% equity interest. The Audit Committee approved Grant Thornton’s performing this audit only after determining that it would not adversely impact Grant Thornton’s independence.

On the basis of the reviews and discussions the Audit Committee has had with Grant Thornton, the Trust’s internal auditor and management, the Audit Committee recommended to the Board of Trustees that the Board approve the inclusion of the Trust’s audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the SEC.

Submitted by:

David W. Faeder, Chair*

Jon E. Bortz**

Kristin Gamble

Walter F. Loeb

Joseph S. Vassalluzzo

*	Mr. Faeder replaced Mr. Vassalluzzo as Chairman of the Audit Committee effective February 27, 2006.
**	Mr. Bortz joined the Committee in July 2005 and did not participate in any activities of the Committee prior to that date.

ITEM 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Trustees has retained Grant Thornton LLP as the Trust’s independent registered public accounting firm for the year ending December 31, 2006 and is asking the shareholders to ratify that selection. Our organizational documents do not require that our shareholders ratify the selection of Grant Thornton LLP as our independent registered public accounting firm; however, we are seeking ratification because we believe that it is a matter of good corporate practice. If the ratification is not approved, the Audit

Committee may reconsider whether to retain Grant Thornton LLP. Even if the ratification is approved, the Audit Committee may change the appointment of Grant Thornton LLP at any time if it determines such a change would be in the best interests of the Trust and our shareholders.

A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement and answer appropriate questions from shareholders.

The Audit Committee believes that Grant Thornton LLP is qualified to serve as the Trust’s independent registered public accounting firm. Grant Thornton LLP is familiar with our affairs and financial procedures, having served as our independent accountant since June 4, 2002 and having also served in that capacity for approximately 20 years prior to 1999. Grant Thornton, LLP is registered with the Public Company Accounting Oversight Board.

Pursuant to its charter, the Audit Committee must pre-approve all audit and non-audit services provided by Grant Thornton LLP. For 2006 the Audit Committee to date has approved Grant Thornton LLP’s providing the following non-audit services: (a) tax planning and other consultation for purposes of structuring acquisitions, dispositions, joint ventures and other investment or financing opportunities as well as consultation associated with financial reporting matters up to an aggregate amount of $75,000; and (b) a limited review of an annual letter required to be submitted by the Trust to the Department of Toxic Substances Control of the California Environmental Protection Agency up to an aggregate amount of $2,500.

Once the pre-approved dollar limit for the applicable non-audit service has been reached, no additional services of that type can be provided by Grant Thornton, LLP without further approval by the Audit Committee. The Audit Committee has concluded that Grant Thornton LLP’s providing these permissible non-audit services up to the aggregate pre-approved amounts would not compromise Grant Thornton LLP’s independence. The Audit Committee may approve Grant Thornton LLP’s providing additional non-audit services or services in excess of the amounts specified above if it determines that it is in the best interests of the Trust and that Grant Thornton LLP’s independence would not be compromised. All audit and non-audit services provided to the Trust by Grant Thornton LLP for the 2005 fiscal year are described in the “Relationship With Independent Registered Public Accounting Firm” section below.

In addition to the foregoing non-audit services, the Audit Committee also has approved Grant Thornton LLP’s performing the audit of the financial statements for our equity joint venture with affiliates of the Clarion Lion Properties Fund for the fiscal years ending 2004 and 2005. We own a 30% interest in that joint venture. The Audit Committee approved Grant Thornton LLP’s performing this audit using the same criteria it uses for approving non-audit services. Although we do not consolidate the results of the joint venture, we do include our share of the joint venture’s results in our financial statements. The Committee concluded that having Grant Thornton LLP perform the joint venture’s audit facilitates the inclusion of those results in our financial statements.

Vote Required

The affirmative vote of a majority of votes cast at the Annual Meeting, in person or by proxy, is required to approve the proposal to ratify the Audit Committee’s selection of Grant Thornton LLP as our independent registered public accounting firm for 2006. If you fail to give any instructions on your proxy card on this matter, the proxies identified on the proxy card will vote FOR this proposal. An “abstention” or broker “non-vote” will have no effect on the outcome of the vote on this proposal.

THE BOARD OF TRUSTEES UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE AUDIT COMMITTEE’S SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Grant Thornton LLP has served as our independent registered public accounting firm for the years 2002-2005 and has examined our financial statements for the year ended December 31, 2005. The Audit Committee approves in advance all fees paid to and services provided by Grant Thornton LLP and specifically approved all fees paid and services provided in 2005. For work performed with respect to fiscal years 2005 and 2004, the fees billed to the Trust by Grant Thornton LLP are as follows:

	2005	2004
Audit Fees(1)	$367,600	$516,065
Audit-Related Fees(2)(5)	15,635	41,297
Tax Fees(3)(5)	261,970	145,145
All Other Fees(4)(5)	—	11,752

Total	$645,205	$714,259

(1)	Includes all fees and expenses for services in connection with: (a) the annual audit of our fiscal 2004 and 2005 financial statements included in our annual reports on Form 10-K; (b) Sarbanes-Oxley Section 404 planning and testing relating to our annual audit; (c) the review of the financial statements included in our quarterly reports on Form 10-Q; and (d) consents and comfort letters issued in connection with debt offerings and common stock offerings. These figures do not include $27,457 and $14,490 we paid to Grant Thornton LLP as our 30% share of the cost of the audit of the fiscal 2004 and 2005 financial statements, respectively, of Federal/Lion Venture LP, our joint venture with affiliates of Clarion Lion Properties Fund.
(2)	Principally audits of employee benefit plans and research on compensation and joint venture issues.
(3)	Preparation of Trust and partnership federal and state tax returns, earnings and profits calculations and requested tax research, none of which research related to tax shelters.
(4)	Research on other partnership issues.
(5)	As required by the Audit Committee charter, prior to Grant Thornton LLP’s providing these services, the Audit Committee reviewed and approved these services and determined that the provision of these services would not impair Grant Thornton LLP’s independence.

EXECUTIVE OFFICERS

The following sets forth certain information with regard to the current executive officers of the Trust:

Name	Age	Position
Dawn M. Becker	42	Executive Vice President–General Counsel and Secretary
Jeffrey S. Berkes	42	Executive Vice President-Chief Investment Officer
Larry E. Finger	52	Executive Vice President–Chief Financial Officer and Treasurer
Donald C. Wood	45	President and Chief Executive Officer

Dawn M. Becker, Executive Vice President–General Counsel and Secretary of the Trust since February 2005, with responsibility for overseeing the Trust’s legal work and due diligence relating to acquisitions, dispositions, development and financing, securities law compliance and corporate governance matters and management of the Trust’s joint venture relationship; Senior Vice President–General Counsel and Secretary of the Trust from February 2003 to February 2005; Vice President–General Counsel and Secretary of the Trust from 2002 to February 2003; Vice President–Real Estate and Finance Counsel of the Trust from 2000 to 2002; Senior Legal Counsel with the Trust from 1997 to 2000; attorney with Andrews & Kurth LLP from 1993 to 1997, Davis Wright Tremaine from 1992 to 1993, Bingham Dana & Gould from 1991 to 1992 and Shaw Pittman LLP (now known as Pillsbury Winthrop Shaw Pittman LLP) from 1988 to 1991, practicing law in the real estate and creditors rights areas.

Jeffrey S. Berkes, Executive Vice President–Chief Investment Officer since February 2006, with responsibility for overseeing acquisitions, dispositions and other investment activity for the Trust; Senior Vice President–Chief Investment Officer of the Trust from June 2003 to February 2006; Senior Vice President–Strategic Transactions of the Trust from February 2002 to June 2003; Vice President–Strategic Transactions of the Trust from 2000 to February 2002; Vice President of Acquisitions and Finance for Velsor Properties LLC, a private real estate investment firm, from 1998 until 2000; Director of Acquisitions with the Trust from 1997 to 1998; Vice President of Acquisitions for Heitman Financial Services, Ltd. (formerly JMB Institutional Realty Advisors, Inc., which was acquired by United Asset Management and merged with Heitman Financial), a private real estate investment firm, from 1993 until 1997; Other prior real estate experience from 1985 to 1993 with ITT Real Estate Services, CB Commercial and Joseph Farber and Company.

Larry E. Finger, Executive Vice President–Chief Financial Officer and Treasurer of the Trust since February 2005, with responsibility for overseeing the Trust’s capital markets, financial reporting and investor relations functions; Senior Vice President–Chief Financial Officer and Treasurer of the Trust from March 2002 to February 2005; Senior Vice President–Chief Financial Officer of Washington Real Estate Investment Trust from 1995 to 2001 and, from 1993 to 1994, various other positions with Washington Real Estate Investment Trust; Founder and owner of a multi-restaurant delivery service from 1991 to 1993; various positions with Savage/Fogarty Cos., a real estate development, investment, asset management, property management and leasing company, from 1978 to 1991, most recently as Chief Operating Officer from 1984 to 1991.

Donald C. Wood, Information for Mr. Wood is provided above in “Item 1 – Election of Trustees”.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Trust filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Trust specifically incorporates this Report or the performance graph by reference in the specified filing.

Compensation Governance:

The Compensation Committee is responsible for approving compensation to all named executive officers and for administering the Trust’s equity incentive programs. Throughout 2005, all members of the Committee were independent as defined by the NYSE and the Trust’s Corporate Governance Guidelines and each qualified as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Compensation Philosophy:

The Committee’s broad goal in setting compensation for the Trust’s executive officers is to create a package for each individual that rewards and motivates that individual and incentivizes the individual to remain employed by the Trust, all in a manner that is consistent with promoting the long-term success of the Trust and the creation of shareholder value. That broad goal is supported by the following specific objectives and beliefs:

1.	The aggregate annual compensation package should be consistent with market parameters and reflect each individual’s contributions to the Trust’s success.

2.	The aggregate annual compensation for any executive officer should be weighted more heavily towards “at risk” compensation that is dependent on the Trust’s performance.

3.	A significant portion of each executive officer’s aggregate compensation should be equity based compensation that aligns the long-term interests of the individual with the long-term interests of shareholders.

Each executive officer’s compensation package, including the compensation package for the Chief Executive Officer, includes: (a) base salary; (b) an annual performance bonus; and (c) annual equity compensation. Each of these components will be discussed in more detail below.

In establishing market parameters for 2005 compensation, the Committee relied on the information for retail REITs and REITs with market capitalization in excess of $2 billion as reflected in the National Association of Real Estate Investment Trust’s 2004 and 2005 Compensation and Benefits Surveys (“NAREIT Survey”). Given the comprehensiveness of these surveys and the similarity of the Trust’s business to the companies included in the surveys, the Committee believes reliance on the NAREIT Survey was appropriate. In addition to market data, the Committee also reviews compensation for all of the Trust’s officers, not just the named executive officers, primarily to ensure consistency and “pay equity” throughout senior management.

The Committee considered the median, average and 75th percentile amounts for each position as shown in the NAREIT Survey, looking at individual components of compensation as well as aggregate annual compensation. The aggregate compensation packages awarded to each of the Trust’s officers, including the named executive officers, were well within the market ranges for the Trust’s peers as reflected in the NAREIT Survey.

Trust Performance in 2005:

All compensation decisions made by the Committee take into account the Trust’s past performance and prospects for the future. Some of the Trust’s key performance metrics for 2005 included the following:

•	Annual total return to shareholders of 22.3% as compared to an 8.5% total return for the Bloomberg REIT Shopping Center Index. The Bloomberg REIT Shopping Center Index includes all other publicly traded REITs in the strip shopping center sector

•	Annual FFO per share growth of 7.4% on an absolute basis or 9.7% after adjusting 2004 FFO to eliminate proceeds from the 2002 fire at Santana Row

•	Improvement in the leased percentage at the Trust’s properties from 95.1% at December 31, 2004 to 96.3% at December 31, 2005

•	Continued strong leasing with 1.3 million square feet of space having been leased at rents 22% higher on a cash basis

•	Improvement in operating margins from 67.1% to 68.9%

•	Substantial progress on the sale of condominium units at Santana Row which is expected to generate gross proceeds to the Trust of $150 million.

Components of Executive Compensation:

     Base Salary:

Base salaries are fixed amounts set annually by the Committee and paid entirely in cash. The base salary for each of Ms. Becker, Mr. Berkes and Mr. Finger is set by the Committee on the basis of the NAREIT Survey and a recommendation by Mr. Wood which reflects his assessment of each person’s performance and contributions to the Trust.

The Committee believes that base salary should account for a relatively modest portion of each executive officer’s total compensation package. Consistent with that philosophy, the Committee did not increase base salaries for any of the Trust’s named executive officers in 2005 and elected instead to provide any compensation increases in the form of annual performance bonus and equity incentives. The base salaries for the Trust’s executive officers for 2005 were within the market parameters reflected in the NAREIT Survey for similar positions and, excluding Mr. Wood, accounted for only 26% of their aggregate annual compensation.

     Performance Based Annual Bonus:

Annual bonuses for the named executive officers are determined each year in accordance with the Trust’s Incentive Bonus Plan that applies to all but approximately ten of the Trust’s employees. Under this plan, annual bonuses are dependent on the Trust’s overall performance as well as the performance of each individual.

The plan establishes a target bonus amount for each employee determined as a percentage of base salary. The percentage for each of Ms. Becker, Mr. Berkes and Mr. Finger was 75% for 2005. After a thorough review of the Trust’s 2005 budget, the Committee set a threshold, target and stretch level of FFO to be achieved by the Trust for the year. The target is set at the amount required for the Trust to achieve its budgeted annual FFO with the threshold and stretch levels intended to reflect minimally acceptable and exceptional performance, respectively. Management also set property operating income levels for each of the Trust’s Eastern and Western regions. Annual bonus payments are made from a pool of funds that is established on the basis of the Trust’s performance ranging from 75% of full funding for threshold level performance to 125% of full funding for stretch level performance as follows:

FFO Performance Level	Bonus Pool Funding
Below Threshold	No funding
At Threshold	75% of funding
Between Threshold and Target	Between 75% and 100% of funding (interpolated)
At Target	100% of funding
Between Target and Stretch	Between 100% and 125% of funding (interpolated)
At or Above Stretch	125% of funding

In 2005, the Trust achieved actual FFO between the target and stretch levels resulting in the bonus pool being funded at 105%.

Once the amount of funds for paying bonuses has been established, the final amount of the annual bonus paid to each of the named executive officers (other than Mr. Wood) is determined based on an assessment of whether the individual achieved his or her goals that were established at the beginning of the year. To facilitate that review, each of the named executive officers submits to the Committee a memorandum outlining his or her accomplishments during the year as measured against his or her goals. All goals that are set are designed to support the Trust’s achieving its business objectives for the year. In the case of Ms. Becker, Mr. Berkes and Mr. Finger, the Committee determined the final annual bonus payable after reviewing the performance of these officers with Mr. Wood and considering Mr. Wood’s recommendations. The Committee determined that each of Ms. Becker, Mr. Berkes and Mr. Finger had achieved his or her 2005 goals and awarded each a full annual bonus in accordance with the Incentive Bonus Plan. Annual bonuses accounted for approximately 21% of the total compensation paid to the named executive officers for 2005, excluding Mr. Wood.

The Incentive Bonus Plan permits all officers and certain other more senior employees of the Trust (approximately 50 in total) to receive up to 25% of their annual bonuses in Shares which vest over a three-year period. In consideration for the vesting provision, they are entitled to receive Shares valued at 120% of the cash value on the date of grant. Each of Mr. Wood and Mr. Finger elected to take 25% of his 2005 annual bonus in Shares and each of Mr. Berkes and Ms. Becker elected to take 20% of his or her 2005 annual bonus in Shares. The full amount of the annual incentive bonus paid to each of Mr. Wood, Mr. Finger, Mr. Berkes and Ms. Becker, including the value of all Shares issued, is included in the Summary Compensation Table.

     Long-Term Equity Incentives:

Long-term incentive awards are made to the Trust’s executive officers annually pursuant to a program that was adopted in 2003 (“2003 LTIAP”). This program was designed to align a significant portion of compensation for the Trust’s senior management with the creation of long-term shareholder value by making awards on the basis of the Trust’s performance over a 3-year period. All of the Trust’s Vice Presidents and participants in its leadership education and development program are eligible for awards under the 2003 LTIAP.

Under the 2003 LTIAP, the Committee approves each year a targeted award amount for each participant in the program, including Mr. Wood. Fifty percent (50%) of the targeted award is earned on the basis of the Trust’s relative total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested) as compared with the Bloomberg REIT Shopping Center Index, twenty-five percent (25%) of the targeted award is earned on the basis of the Trust’s absolute total return to shareholders (taking into account both stock price appreciation and dividends, assuming all dividends are reinvested), and the remaining twenty-five percent (25%) of the targeted award is earned on the basis of the Trust’s return on invested capital. For 2005, the absolute total return and return on invested capital were determined on the basis of performance from January 1, 2004 through December 31, 2005 as part of a phase-in process put in place when the 2003 LTIAP was originally adopted. The relative total return was determined on the basis of performance from January 1, 2003 through December 31, 2005.

For each of these performance measures, the Committee established a threshold, target and stretch level of performance. Target levels of performance are intended to reflect the performance required by the Trust to meet its business objectives for the year, with stretch levels representing a substantial achievement that puts the Trust at or near the top of its peer group for similarly sized shopping center REITs and threshold levels representing minimally acceptable levels of performance. The performance levels established for 2005, as well as the Trust’s actual performance, were as follows:

Performance Measure	Threshold	Target	Stretch	Actual Achieved
Relative Total Return	40th percentile	60th percentile	80th percentile	85th percentile
Absolute Total Return	8.0%	10.0%	12.0%	22.3%
Return on Invested Capital	9.3%	9.5%	9.7%	9.9%

The payout an individual is entitled to receive for each performance measure depends on the actual performance level achieved as follows:

Performance Achieved	Payout for Allocable Portion of Award
Below Threshold	No award paid
At Threshold	50% of targeted award amount
Between Threshold and Target	50% to 100% of targeted award amount (interpolated)
At Target	100% of targeted award amount
Between Target and Stretch	100% to 150% of targeted award amount (interpolated)
At or Above Stretch	150% of targeted award amount

The Compensation Committee has discretion to increase or decrease any individual’s final award by up to 20% to reflect individual performance.

The Trust performed above the stretch level on each performance hurdle resulting in payout for each of the named executive officers at 150% of their targeted award amounts. In addition, the Compensation Committee, on the recommendation of Mr. Wood, exercised its discretion and increased the award for Mr. Finger by 20%. Consistent with the Committee’s philosophy of weighting compensation for senior officers more heavily to “at risk” and equity components, the total long-term incentive awards for the Trust’s executive officers for 2005, excluding Mr. Wood, accounted for 36% of their aggregate annual compensation.

The equity awards under the 2003 LTIAP are made in the form of restricted Shares that vest in equal installments over a three-year period and/or options that vest in equal installments over a five-year period, as elected by each individual participant. Individuals can elect to take up to 50% of their 2003 LTIAP awards in the form of options. Each of the Trust’s named executive officers elected to take 75% of his or her award in restricted Shares and the remaining 25% in options. The number of Shares actually awarded is determined by dividing the amount of the award to be paid in restricted Shares by the closing price of the Trust’s stock on the date the award is made. The number of options actually awarded is determined by dividing the amount of the award to be paid in options by the value of an option on the date of the award as determined in accordance with Financial Accounting Statement 123R. A detailed breakdown of the 2003 LTIAP award made to each of the Trust’s named executive officers for 2005 is included in the “Supplemental Compensation Disclosures” section below.

    One-Time Awards:

For 2005, the Committee awarded each of Ms. Becker and Mr. Berkes a one-time equity award valued at $250,000 as compensation for their work on the condominium sales at Santana Row. This award was paid in Shares with one-third of the Shares vesting immediately on issuance in February 2006 and the remaining two-thirds vesting in equal installments over the next two years. This one-time equity award represented 17% of the total compensation paid to the executive officers (excluding Mr. Wood) for 2005.

Deferred Compensation Plan:

The Trust maintains a non-qualified deferred compensation plan which is open for participation by approximately 25 of the Trust’s senior management team, including the named executive officers. Each participant can elect to defer up to 100% of his or her base salary and annual incentive bonus into a range of investment options identified by the Trust. The Trust does not make any contributions to or otherwise fund the non-qualified deferred compensation plan. When amounts are required to be paid to a participant pursuant to the deferred compensation plan, the Trust will pay such amounts from the Trust’s general assets. Each participant has an unsecured contractual obligation from the Trust for the Trust to pay to that participant the actual amount deferred plus a return calculated as if the deferred amount had been invested in the investment options selected by the participant. The Trust endeavors to actually invest the deferred amounts in the same investment options and in the same proportions as selected by each participant so that sufficient amounts will be available to pay each participant when required. The non-qualified deferred compensation plan is administered, and amounts owing to participants are calculated, by a third party provider.

Chief Executive Officer Compensation:

The Committee sets Mr. Wood’s annual compensation after conducting a full Board evaluation of his performance. A key component of that evaluation is an assessment of whether the Trust achieved the performance goals established at the beginning of the year. In addition, the Committee takes into account the market data from the NAREIT Survey and reviews a comprehensive summary of all components of Mr. Wood’s compensation.

For 2005, the Committee did not increase Mr. Wood’s base salary, leaving it at $500,000 the same as was in place for 2004. Mr. Wood’s 2005 base salary represented 14% of his total compensation for 2005. With respect to both an annual bonus and long-term incentives, the Committee determined those awards for Mr. Wood generally in accordance with the Incentive Bonus Plan and 2003 LTIAP described above. Mr. Wood’s annual incentive bonus target was set at 100% of his base salary and his final bonus was awarded at 110% of that amount ($550,000) based on the Trust’s performance as well as Mr. Wood’s individual performance. In accordance with the annual incentive bonus plan, Mr. Wood elected to receive 25% of his annual incentive bonus in stock that vests over 3 years and is paid at 120% of the cash value, resulting in a total annual bonus payment to Mr. Wood of $577,500. The annual bonus awarded to Mr. Wood represented approximately 17% of Mr. Wood’s total compensation for 2005. Mr. Wood was awarded a $2,400,000 equity award under the Trust’s 2003 LTIAP, which reflected the Trust’s having performed beyond the stretch level on each performance measure in 2005 and the Committee’s having exercised its discretion under the program to increase the amount of the award by 20% to reflect individual performance. The long-term incentive award accounted for approximately 69% of Mr. Wood’s total 2005 compensation. The Committee determined that Mr. Wood’s aggregate 2005 compensation was appropriate relative to the market comparables given the Trust’s out-performance versus other real estate investment trusts as measured by the Trust’s total shareholder return as compared to the total shareholder returns reflected in the Bloomberg REIT Shopping Center Index and the Morgan Stanley REIT Index.

Deductibility of Executive Compensation in Excess of $1.0 Million:

Section 162(m) of the Internal Revenue Code generally prohibits any publicly held corporation from taking a federal income tax deduction for compensation paid in excess of $1 million in any taxable year to an executive officer who is named in the Summary Compensation Table. Exceptions are made for qualified performance-based compensation, among other things. The Compensation Committee intends generally to structure its executive awards to comply with this Section 162(m) exception; however, the Committee does not believe that it is necessarily in the best interest of the Trust and its shareholders that all compensation meet the requirements of Section 162(m) for deductibility. Accordingly, the Committee may determine to award non-deductible compensation in such circumstances as it deems appropriate. Moreover, in light of the ambiguities and uncertainties under Section 162(m), no assurance can be given that compensation intended by the Trust to satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Submitted by:

Jon E. Bortz, Chair*

David W. Faeder

Mark S. Ordan

*	Mr. Bortz replaced Ms. Amy B. Lane, a former Trustee, as Chairman of the Compensation Committee effective February 27, 2006. Mr. Bortz joined the Committee in July 2005 and did not participate in any activities of the Committee prior to that date.

COMPENSATION OF EXECUTIVE OFFICERS

The following table describes the compensation of the Chief Executive Officer and the Trust’s three other executive officers (“named executive officers”).

Summary Compensation Table
Long-Term Compensation
		Annual Compensation		Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Restricted Share Awards	Options	LTIP Payouts	All Other Compensation
		($)(1)	($)(2)	($)(3)	(#)	($)(4)	($)(5)
Donald C. Wood(6) President and Chief Executive Officer	2005 2004 2003	$500,000 500,000 425,000	$412,500 550,000 500,000	$1,965,000 1,500,000 1,500,000	— — —	$1,150,300 873,000 408,000	$46,800 41,000 24,500

Dawn M. Becker Executive Vice President— General Counsel and Secretary	2005 2004 2003	210,000 210,000 200,000	132,300 139,000 120,000	486,600 267,000 261,000	— — 20,000	115,000 87,000 73,000	9,600 9,700 8,300

Jeffrey S. Berkes(7) Executive Vice President— Chief Investment Officer	2005 2004 2003	260,000 260,000 200,000	163,800 173,000 160,000	580,500 389,000 386,000	— — 20,000	115,000 87,000 73,000	27,200 96,000 8,300

Larry E. Finger Executive Vice President— Chief Financial Officer and Treasurer	2005 2004 2003	310,000 310,000 300,000	183,100 193,000 180,000	410,700 452,000 429,000	— — 50,000	406,000 308,000 258,000	16,500 13,300 11,300

(1)	Amounts shown in this column include amounts deferred pursuant the Trust’s non-qualified deferred compensation plan. Detailed information on the deferrals made by the named executive officers in 2005 is included in the “Supplemental Compensation Disclosures” section below.
(2)	Amounts shown in this column represent only the cash portion of annual incentive bonuses and include amounts deferred pursuant to the Trust’s non-qualified deferred compensation plan. Detailed information on the deferrals made by the named executive officers in 2005 is included in the “Supplemental Compensation Disclosures” section below. In 2005, Mr. Wood and Mr. Finger each elected to take 25% of his annual incentive bonus in Shares and each of Ms. Becker and Mr. Berkes elected to take 20% of her or his annual incentive bonus in Shares. The amount to be paid in Shares was paid out at 120% of its cash value in consideration of a 3-year vesting schedule. The value of the Share amount, including the 20% premium, is included in the Restricted Share Award column. The aggregate amounts of annual incentive bonus paid to each of the named executive officers for 2005 including both cash and Shares is as follows:

Annual Incentive Bonus Information
Name	Annual Incentive Bonus Awarded	Annual Incentive Bonus Paid	Amount Paid in Cash	Amount Paid In Shares	20% Premium Paid in Shares	Number of Shares Issued
	($)	($)	($)	($)	($)	(#)
Donald C. Wood	$550,000	$577,500	$412,500	$137,500	$27,500	2,439
Dawn M. Becker	$165,375	$172,000	$132,300	$33,100	$6,600	587
Jeffrey S. Berkes	$204,750	$213,000	$163,800	$41,000	$8,200	726
Larry E. Finger	$244,125	$256,300	$183,100	$61,000	$12,200	1,082

(3)	Includes the value of the following restricted Share awards made for 2005 performance:

Restricted Share Award Information

Name	Annual Incentive Bonus Share Awards		2003 LTIAP Share Awards		Special Share Awards
	($)	(#)	($)	(#)	($)	(#)
Donald C. Wood	$165,000	2,439	$1,800,000	26,604	$—	—
Dawn M. Becker	$39,700	587	$196,900	2,910	$250,000	3,695
Jeffrey S. Berkes	$49,200	726	$281,300	4,157	$250,000	3,695
Larry E. Finger	$73,200	1,082	$337,500	4,988	$—	—

The special Share award is a one-time bonus for each of Ms. Becker and Mr. Berkes for their work in accomplishing the condominium sales at Santana Row. The number of restricted Shares actually awarded to each named executive officer for 2005 was determined by dividing the amount to be paid in Shares by $67.66, the closing price of the Trust’s stock on the NYSE on February 16, 2006, the date the award was made. All restricted Shares awarded under the annual incentive bonus plan and 2003 LTIAP vest equally over a three-year period. One-third of the restricted Shares issued to Ms. Becker and Mr. Berkes for the one-time special Share award vested immediately on grant in February 2006 with the remaining two-thirds vesting equally over the next two years. All restricted Shares issued under the annual incentive bonus plan, the 2003 LTIAP and the special Share award vest immediately on the applicable named executive officer’s termination without cause or a change of control. Dividends are paid on all restricted Shares at the same rate as on unrestricted Shares. All restricted Share awards were made under the Trust’s 2001 Long-Term Incentive Plan (“2001 Plan”) which was approved by shareholders.

The following table sets forth the number and value as of December 31, 2005 of the unvested restricted and performance Shares held by each of the named executive officers. This table includes all awards made prior to December 31, 2005 and takes into account any Shares that vested between December 31, 2005 and February 28, 2006 but does not include Shares issued in February 2006 which are reflected in the Summary Compensation Table as 2005 compensation. Value is based on the closing price on the NYSE of $60.65 per Share on December 31, 2005:

Name	Type of Shares	Unvested Shares	Value at 12/31/05
		(#)	($)
Donald C. Wood	Restricted Shares	40,075	$2,430,500
	Performance Shares	24,500	$1,485,900

	Total	64,575	$3,916,400

Dawn M. Becker	Restricted Shares	5,489	$332,900
	Performance Shares	3,200	$194,100

	Total	8,689	$527,000

Jeffrey S. Berkes	Restricted Shares	8,046	$488,000
	Performance Shares	2,700	$163,800

	Total	10,746	$651,800

Larry E. Finger	Restricted Shares	9,200	$558,000
	Performance Shares	12,000	$727,800

	Total	21,200	$1,285,800

(4)	The amounts shown in this column reflect the value of the following previously granted performance Shares that vested in 2006 based on 2005 performance:

Name	Performance Measure for Vesting	Shares Vesting
		(#)	($)
Donald C. Wood	FFO Growth	7,500	$507,500
	RMS Index	2,000	$135,300
	BBRESHOP Index	7,500	$507,500

Dawn M. Becker	RMS Index	200	$13,500
	BBRESHOP Index	1,500	$101,500

Jeffrey S. Berkes	RMS Index	700	$47,300
	BBRESHOP Index	1,000	$67,700

Larry E. Finger	BBRESHOP Index	6,000	$406,000

Values were calculated using $67.66, the closing price of the Trust’s stock on the NYSE on February 16, 2006, the day the Shares vested. All performance Shares vest immediately on termination without cause and change of control. Dividends are paid on all performance Shares at the same rate as on unrestricted Shares.

Performance Share awards include:

(a)	37,500 performance Share award granted to Mr. Wood in 2000 pursuant to which a specified number of Shares vest each year from 2000 through 2007 if the Trust meets or exceeds levels for annual funds from operations, or FFO, growth established annually by the Compensation Committee. Any of these Shares which remain unvested after 2007 vest in five equal annual installments through 2012. To date, a total of 30,000 of these performance Shares have vested.

(b)	performance Share awards of 10,000 Shares, 1,000 Shares and 3,500 Shares to Mr. Wood, Ms. Becker and Mr. Berkes, respectively, made in 2002. 20% of the total awarded Shares vest in any calendar year in which the Trust’s total return exceeds the Morgan Stanley REIT Index (RMS) total return for the same period. Any of these Shares that remain unvested after 2011 will be forfeited. Because the Trust’s total return for 2005 of 21.1% exceeded the 12.1% total return posted by the Morgan Stanley REIT Index, 2,000, 200 and 700 of these performance Shares vested for Mr. Wood, Ms. Becker and Mr. Berkes, respectively, for 2005. To date, a total of 8,000, 800 and 2,800 of these performance Shares have vested for Mr. Wood, Ms. Becker and Mr. Berkes, respectively.

(c)	performance Share awards of 37,500 Shares, 7,500 Shares, 5,000 Shares and 30,000 Shares to Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger, respectively, made in 2003. 20% of the total awarded Shares vest in any calendar year in which the Trust’s total return exceeds the Bloomberg REIT Shopping Center Index (BBRESHOP) total return for the same period. Any of these Shares that remain unvested after 2012 will be forfeited. Because the Trust’s total return for 2005 of 21.1% exceeded the 8.5% total return posted by the Bloomberg REIT Shopping Center Index, 7,500, 1,500, 1,000 and 6,000 of these performance Shares vested for Mr. Wood, Ms. Becker, Mr. Berkes, and Mr. Finger, respectively, for 2005. To date, a total of 22,500, 4,500, 3,000 and 18,000 of these Shares have vested for Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger, respectively.

(5)	The amounts shown in this column for the last fiscal year include the following:

Name	Group Term Life Insurance	Long-Term Disability Insurance Premium	Supplemental Life Insurance	Trust contribution to Section 401(k) Plan	Car Allowance (including insurance)	Miscellaneous(a)
Donald C. Wood	$2,600	$2,500	$—	$7,000	$14,200	$20,500
Dawn M. Becker	$1,200	$2,500	$600	$5,300	$—	$—
Jeffrey S. Berkes	$1,500	$2,500	$700	$6,500	$16,000	$—
Larry E. Finger	$4,600	$2,500	$2,400	$7,000	$—	$—

(a)	Miscellaneous category consists of interest that would have been payable on an interest-free loan made in connection with split-dollar life insurance agreement put in place in 1998.

(6)	Mr. Wood was promoted to Chief Executive Officer effective January 1, 2003.

(7)	Mr. Berkes was promoted to Chief Investment Officer in June 2003 and to Executive Vice President in February 2006.

Supplemental Compensation Disclosures

Deferrals under Non-Qualified Deferred Compensation Plan. The table below summarizes each named executive officer’s participation and balance in the non-qualified deferred compensation plan for 2005.

Name	Executive Contributions in 2005	Trust Contributions in 2005	Aggregate Earnings In 2005	Aggregate Withdrawals/ Distributions	Aggregate Balance As of 12/31/05
Donald C. Wood	$150,000	$—	$103,000	$—	$918,000
Dawn M. Becker	$40,000	$—	$20,300	$—	$321,000
Jeffrey S. Berkes	$—	$—	$—	$—	$—
Larry E. Finger	$58,000	$—	$81,000	$—	$212,800

Awards under 2003 Long-Term Incentive Award Program. The table below summarizes each named executive officer’s total award under the Trust’s 2003 LTIAP for 2005.

Name	Total LTIAP Award	Restricted Shares Awarded		Options Awarded
	($)	($)	(#)	($)	(#)
Donald C. Wood	$2,400,000	$1,800,000	26,604	$600,000	75,000
Dawn M. Becker	$262,500	$196,900	2,910	$65,600	8,203
Jeffrey S. Berkes	$375,000	$281,300	4,157	$93,700	11,719
Larry E. Finger	$450,000	$337,500	4,988	$112,500	14,063

Each named executive officer elected to receive 75% of his or her 2005 award in the form of restricted Shares with the remaining amount paid in the form of options. The number of restricted Shares awarded was determined by dividing the amount of the award to be paid in Shares by $67.66, the closing price of the Trust’s stock on the NYSE on February 16, 2006. The number of options awarded was determined by dividing the amount of the award to be paid in options by $8.00, the value of an option on February 16, 2006 as determined in accordance with SFAS 123R. The assumptions used in establishing the $8.00 value are described in detail in the Trust’s financial statements included in its Form 10-K for the fiscal year ended December 31, 2005. All options were issued at $67.66, the closing price of the Trust’s stock on the NYSE on February 16, 2006, have a ten year term and vest equally over five years.

2005 Total Compensation. The following table shows the aggregate compensation earned by each named executive officer for 2005.

Name	Base Salary	Annual Incentive Bonus	Share Premium on Annual Bonus	2003 LTIAP Award	Special Condo Bonus	Miscellaneous	Total
Donald C. Wood	$500,000	$550,000	$27,500	$2,400,000	$—	$46,800	$3,524,300
Dawn M. Becker	$210,000	$172,000	$6,600	$262,500	$250,000	$9,600	$910,700
Jeffrey S. Berkes	$260,000	$213,000	$8,200	$375,000	$250,000	$27,200	$1,133,400
Larry E. Finger	$310,000	$256,300	$12,200	$450,000	$—	$16,500	$1,045,000

Vesting of Restricted Shares in 2005. The following table reflects the restricted Shares that vested during fiscal year 2005 and the incremental value of these Shares to each of the named executive officers over and above the value of those Shares at the time initially awarded. Incremental value is calculated as the difference between the closing prices of the Trust’s Shares on the NYSE on the date of vesting and the date of award, multiplied by the number of Shares vesting. The value at the time of award was previously reflected in the Summary Compensation Table of the proxy statement for the applicable year:

Name	Source of Award	Shares Vesting	Price at Award	Price at Vesting		Incremental Value Above Value at Award
		(#)	($)	($)		($)
Donald C. Wood	2000 Service Award	4,692	$19.12	$57.28	(*)	$179,000
	2001 Annual Bonus	1,020	$25.16	$50.19		$25,500
	2002 Annual Bonus	1,214	$28.01	$50.77		$27,600
	2003 LTIAP Award for 2003	11,644	$42.94	$50.77		$91,200

Dawn M. Becker	2000 Service Award	760	$19.12	$50.12		$23,560
	2001 Annual Bonus	245	$25.16	$50.19		$6,100
	2002 Annual Bonus	171	$28.01	$50.77		$3,900
	2003 Annual Bonus	280	$42.94	$50.77		$2,200
	2003 LTIAP Award for 2003	1,747	$42.94	$50.77		$13,700

Name	Source of Award	Shares Vesting	Price at Award	Price at Vesting	Incremental Value Above Value at Award
		(#)	($)	($)	($)

Jeffrey S. Berkes	2000 Service Award	4,000	$18.00	$51.35	$133,400
	2001 Annual Bonus	358	$25.16	$50.19	$9,000
	2002 Annual Bonus	428	$28.01	$50.77	$9,700
	2003 Annual Bonus	373	$42.94	$50.77	$2,900
	2003 LTIAP Award for 2003	2,620	$42.94	$50.77	$20,500

Larry E. Finger	2002 Annual Bonus	785	$28.01	$50.77	$17,900
	2003 Annual Bonus	420	$42.94	$50.77	$3,300
	2003 LTIAP Award for 2003	2,911	$42.94	$50.77	$22,800

(*)	Price shown is the average of all prices at which Shares vested during 2005.

Restricted Share awards for which vesting occurred in 2005 include:

(a)	a restricted Share service award of 37,500 Shares to Mr. Wood made in 2000. Pursuant to the terms of the award, 391 Shares vest each month over an eight-year period, subject to accelerated vesting in the event of a change in control (as defined in the award) or the termination of Mr. Wood’s employment due to disability or without cause (each as defined in the award). If Mr. Wood voluntarily resigns from his employment with the Trust or his employment is terminated for cause prior to the end of the eight-year period, his rights to any unvested Shares are forfeited. If Mr. Wood dies, the number of Shares which would have vested in the month of his death vest and his rights to any future unvested Shares are forfeited. To date, 28,543 Shares have vested.

(b)	restricted Share service awards of 3,800 Shares to Ms. Becker and 20,000 Shares to Mr. Berkes made in 2000. Pursuant to the terms of the awards, 760 Shares and 4,000 Shares vested annually over a five-year period for Ms. Becker and Mr. Berkes, respectively. The 3,800 Shares awarded to Ms. Becker and the 20,000 Shares awarded to Mr. Berkes have all vested.

(c)	Shares issued under the annual incentive bonus plan to Mr. Wood, Ms. Becker, Mr. Berkes, and Mr. Finger for 2001, 2002 and 2003.

(d)	Shares issued under the 2003 LTIAP to Mr. Wood, Ms. Becker, Mr. Berkes and Mr. Finger for 2003.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Bortz, Faeder and Ordan. There are no Compensation Committee interlocks and no member of the Compensation Committee serves, or has in the past served, as an employee or officer of the Trust.

Performance Graph

The following performance graph compares the cumulative total shareholder return on the Trust’s Shares with the cumulative return on the S&P 500 and the index of equity real estate investment trusts prepared by the National Association of Real Estate Investment Trusts (“NAREIT”) for the five fiscal years commencing December 31, 2000 and ending December 31, 2005, assuming an investment of $100 and the reinvestment of all dividends into additional common shares during the holding period. Equity real estate investment trusts are defined as those which derive more than 75% of their income from equity investments in real estate assets. The NAREIT equity index includes all tax qualified real estate investment trusts listed on the NYSE, American Stock Exchange or the Nasdaq National Market. Stock performance for the past five years is not necessarily indicative of future results.

Option Awards in 2005

There were no option awards in 2005 to the named executive officers.

Aggregated Option Exercises in 2005 and December 31, 2005 Option Values

The following table provides information on option exercises in 2005 by the named executive officers, and the value of each such officer’s unexercised options at December 31, 2005.

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at December 31, 2005		Value of Unexercised In-the-Money Options at December 31, 2005(1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Name	(#)	($)	(#)	(#)	($)	($)
Donald C. Wood(2)	115,050	$3,907,600	334,110	—	$13,126,200	$—
Dawn M. Becker(3)	—	$—	24,684	6,666	$853,600	$217,600
Jeffrey S. Berkes(4)	—	$—	18,889	6,666	$672,100	$217,600
Larry E. Finger(5)	92,334	$2,993,300	—	16,666	$—	$544,000

(1)	Based on $60.65 per Share closing price on the NYSE on December 30, 2005.
(2)	Of the total number of Shares acquired on exercise, Mr. Wood sold 110,000 Shares for a value realized of $3,679,057 and held 5,050 Shares for a value realized of $228,513. Mr. Wood’s unexercised options at December 31, 2005 included 89,160 at an option price of $25.25, 100,000 at an option price of $21.0625, 50,000 at an option price of $18.00 and 94,950 at an option price of $19.80.
(3)	Ms. Becker’s unexercised options at December 31, 2005 included 7,500 at an option price of $25.1875, 3,850 at an option price of $21.0625 and 20,000 (6,666 of which were not exercisable) at an option price of $28.01.
(4)	Mr. Berkes’ unexercised options at December 31, 2005 included 5,555 at an option price of $18.00 and 20,000 (6,666 of which were not exercisable) at an option price of $28.01.
(5)	Of the total number of Shares acquired on exercise, Mr. Finger sold 80,412 Shares for a value realized of $2,562,377 and held 11,922 Shares for a value realized of $430,962. Mr. Finger’s unexercised options at December 31, 2005 included 16,666 (none of which were exercisable) at an option price of $28.01.

Long-Term Incentive Plans — Awards in Last Fiscal Year

There were no long-term incentive plan awards made in 2005 to the named executive officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 regarding our equity compensation plans, all of which were approved by our shareholders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted average exercise price of outstanding options, Warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)(2)) (c)
Equity compensation plans approved by security holders	958,455	$32.52	1,011,717
Equity compensation plans not approved by security holders	—	—	—

Total	958,455	$32.52	1,011,717

(1)	Consists entirely of common shares authorized for issuance under the Amended and Restated 1993 Long-Term Incentive Plan (“1993 Plan”) and the 2001 Plan.
(2)	Consists entirely of common shares authorized for issuance under the 2001 Plan.

Termination of Employment and Change-in-Control Arrangements

The Trust has entered into severance and/or change of control agreements with each of the named executive officers. The general terms of these agreements with respect to termination without cause and change in control are as follows:

		Salary(a)	Other Benefits	Acceleration of Unvested Shares	Acceleration of Unvested Options	Excise Tax Payment

Termination without Cause	Donald C. Wood	18 months	9 months	Yes	Yes	N/A
	Dawn M. Becker	12 months	9 months	Yes	Yes	N/A
	Jeffrey S. Berkes	12 months	9 months	Yes	Yes	N/A
	Larry E. Finger	12 months	9 months	Yes	Yes	N/A

Change in Control	Donald C. Wood	3 years	3 years	Yes	Yes	Yes
	Dawn M. Becker	2 years	2 years	Yes	Yes	Yes
	Jeffrey S. Berkes	2 years	2 years	Yes	Yes	Yes
	Larry E. Finger	2 years	2 years	Yes	Yes	Yes

(a)	Salary is defined in the individual agreements and is generally calculated using the highest annual base salary and/or the highest annual bonus paid in the last three fiscal years.

Payments under the change in control agreements are required to be made if any of the named executive officers leaves the employment of the Trust for good reason (as defined in the agreements) anytime within two years following a change in control (generally defined to include control of a specified percentage of the outstanding Shares) or for any reason within the 30 day period following the first anniversary of a change in control.

Other arrangements:

The Trust has also entered into an agreement with Mr. Wood pursuant to which the Trust has agreed to provide to Mr. Wood, his spouse and his dependents continuation of health coverage after Mr. Wood’s termination upon death, disability, retirement, change in control or otherwise (other than a termination with cause or resignation). The coverage will continue as to Mr. Wood and his spouse until their death, or with respect to his spouse until divorce, if earlier. As to Mr. Wood’s children, coverage will continue as to three of the children until each reaches age twenty-five and as to one of the children, until her death. The continued medical coverage is required to be at least the same level as provided to Mr. Wood and his family at the time of his termination and such coverage will be secondary to certain other coverages that may be available to Mr. Wood and his family. Based on information currently available to the Trust, the Trust could purchase today a policy to provide the required health coverage to Mr. Wood and his family for approximately $15,000 per year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to July 2002, the Trust loaned Mr. Wood an aggregate of $290,000 and Mr. Berkes an aggregate of $333,000. The loans to Mr. Wood were used to pay income taxes associated with the vesting of Shares pursuant to certain of his Share awards. Mr. Wood repaid his loans in full on May 18, 2005. The loan to Mr. Berkes was used to acquire Shares pursuant to option awards made to Mr. Berkes under the 1993 Plan. The note for Mr. Berkes’ loan provides for quarterly payments of interest at a floating market rate of interest reset on an annual basis. The current interest rate on Mr. Berkes’ loan is 5.86% and the maturity date is May 31, 2007. Mr. Berkes’ stock option note is recourse to Mr. Berkes and secured by the Shares acquired with the loan, which Shares will not be released until the note is paid in full. Federal law prohibits the Trust from making any further loans to its named executive officers or materially modifying the existing loan to Mr. Berkes.

The following table sets forth the indebtedness to the Trust of the named executive officers as of March 14, 2006:

Name	Title	Maximum Outstanding During 2005	Current Balance of Notes
Donald C. Wood	President and Chief Executive Officer	$290,000	$0
Dawn M. Becker	Executive Vice President—General Counsel and Secretary	$0	$0
Jeffrey S. Berkes	Executive Vice President—Chief Investment Officer	$333,000	$333,000
Larry E. Finger	Executive Vice President—Chief Financial Officer and Treasurer	$0	$0

Mr. Ordan served as Chief Executive Officer of Sutton Place Group, LLC, d/b/a Balducci’s from December 2003 through February 2006. Balducci’s leases from the Trust approximately 20,000 square feet in the Trust’s Wildwood Shopping Center under a lease that was negotiated prior to Mr. Ordan’s becoming Chief Executive Officer of Balducci’s. Under the lease, Balducci’s paid the Trust in each of the last three fiscal years an amount that was less than 2% of the gross revenues of each of the Trust and Balducci’s in those years. In addition, Balducci’s leases from the Trust approximately 29,200 square feet at another of the Trust’s shopping centers. Balducci’s will not take occupancy of the space and no rental payments will be made by Balducci’s under this lease until the current tenant vacates, which is not projected to occur until sometime in 2007 or 2008. Both of these leases were negotiated at arms length and reflected market conditions at the time they were signed. As previously disclosed, the Board has determined that Mr. Ordan meets all independence requirements established by the NYSE, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

Through July 2005, Mr. Vassalluzzo was the Vice Chairman of Staples, Inc. which has leases with the Trust for approximately 148,300 square feet of space in 8 locations in the Trust’s portfolio. All of these leases were negotiated at arms length and reflected market conditions at the time they were was signed. Under these leases, Staples paid to the Trust in each of the last three fiscal years an amount that is less than 2% of the gross revenues of each of the Trust and Staples in those years. As previously disclosed, the Board has determined that Mr. Vassalluzzo meets all independence requirements established by the NYSE, the Trust’s Corporate Governance Guidelines and other applicable rules and regulations.

Employment and change-in-control arrangements between the Trust and the named executive officers are described in the “Termination of Employment and Change-in-Control Arrangements” section above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Trustees and executive officers of the Trust are required by Section 16(a) of the Exchange Act to file reports of initial ownership and changes of ownership of the Trust’s Shares with the SEC and with the NYSE. To the Trust’s best knowledge, based solely on review of copies of such reports furnished to the Trust and written representations that no other reports were required, the required filings of all such Trustees and executive officers were filed timely during 2005.

ANNUAL REPORT

A copy of the Trust’s Annual Report on Form 10-K for the year ended December 31, 2005, including the financial statements and financial statement schedules (the “Annual Report”), is being mailed to shareholders with this proxy statement. The Form 10-K includes certain exhibits, which the Trust will provide to you only upon request, addressed to the Trust, 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations. The request must be accompanied by payment of a fee to cover the Trust’s reasonable expenses for copying and mailing the Annual Report. A copy of the Annual Report is also available online at www.federalrealty.com.

HOUSEHOLDING

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more shareholders reside unless the Trust has received contrary instructions from shareholders. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing costs. A number of brokerage firms have instituted householding. Only one copy of this proxy statement and the Annual Report will be sent to certain beneficial shareholders who share a single address, unless any shareholder residing at that address gave contrary instructions.

If any shareholder sharing an address with another shareholder desires at this time to receive a separate copy of this proxy statement and the Annual Report or wishes to receive a separate proxy statement and annual report in the future, or receives multiple copies of the proxy statement and Annual Report and wishes to receive a single copy, the shareholder should provide such instructions by calling the Trust’s Investor’s Relations Department at (800) 937-5449 or by writing to the Trust, 1626 East Jefferson Street, Rockville, Maryland 20852, Attention: Mr. Andrew Blocher, Vice President—Capital Markets and Investor Relations.

SOLICITATION OF PROXIES, SHAREHOLDER PROPOSALS AND OTHER MATTERS

The cost of this solicitation of proxies will be borne by us. In addition to the use of the mail, we may solicit proxies in person and by telephone or facsimile, and may request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of Shares.

Proposals of shareholders intended to be presented at the 2007 Annual Meeting of Shareholders, including nominations for persons for election to the Board of Trustees, must be received by us no later than November 17, 2006 to be considered for inclusion in our proxy statement and form of proxy relating to such meeting.

The Trustees know of no other business to be presented at the Annual Meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in their discretion.

You are urged to complete, sign, date and return your proxy promptly to make certain your Shares will be voted at the Annual Meeting. For your convenience in returning the proxy, an addressed envelope is enclosed, requiring no additional postage if mailed in the United States. If you prefer, you may vote either by telephone (1-800-PROXIES or 1-800-776-9437) or on the Internet (www.voteproxy.com) by following the instructions on your proxy card.

For the Trustees,

Dawn M. Becker

Executive Vice President—General

Counsel and Secretary

YOUR PROXY IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN.

PLEASE SUBMIT IT TODAY.

Appendix A

Amended and Restated Audit Committee Charter

Federal Realty Investment Trust

Purpose:

The purpose of the Audit Committee (“Committee”) of Federal Realty Investment Trust (“Trust”) is to assist the Board of Trustees (“Board”) in fulfilling its oversight responsibilities relating to: (a) the integrity of the financial statements and other information which is provided to shareholders and others; (b) the Trust’s compliance with legal and regulatory requirements; (c) the independence, qualifications and performance of the Trust’s independent auditors; (d) the systems of internal controls which management has established; (e) the performance of the Trust’s internal audit function; (f) the duties set forth below; and (g) such other responsibilities as may be delegated to the Committee by the Board from time to time.

Composition:

The Committee shall be comprised of three or more Trustees who are independent as such term is defined from time to time in the Securities Exchange Act of 1934 (“Exchange Act”), the New York Stock Exchange’s Listed Company Manual (“NYSE Manual”) and other laws and regulations applicable to the Trust and the Committee. In addition, all members of the Committee must possess the requisite financial knowledge and accounting or related financial management experience to fulfill their duties, and the Committee shall endeavor to include in its membership at least one member that qualifies as an “audit committee financial expert” as that term is defined from time to time in the Exchange Act, the NYSE Manual and other laws and regulations applicable to the Trust and the Committee. Prior to approving a Trustee’s appointment to the Committee, the Board shall have determined, upon advice of the Nominating and Corporate Governance Committee of the Trust (“Nominating Committee”): (a) that such Trustee satisfies the foregoing independence requirements as well as any additional independence requirements established from time to time in the Trust’s Corporate Governance Guidelines (“Governance Guidelines”); (b) in the exercise of its business judgment, that such Trustee has the requisite financial knowledge to serve on the Committee; and (c) whether such Trustee qualifies as an “audit committee financial expert.”

No member of the Committee shall simultaneously serve on the audit committee of more than two public companies (excluding service on the Audit Committee of the Trust) unless the Board has made a determination that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

The Nominating Committee, after consultation with the Chief Executive Officer of the Trust (“CEO”), shall recommend to the full Board for its approval: (a) which Trustees should serve on the Committee; (b) who shall serve as chairman of the Committee; (c) whether additional Trustees should be appointed to the Committee; and (d) whether any Trustees should be removed from the Committee. In making these recommendations, the Committee shall take into account those factors identified in the Trust’s Governance Guidelines, including, without limitation, Section 4(b) thereof.

Compensation:

The Chairman of the Committee and each member of the Committee shall be entitled to compensation for being the Chairman or member of the Committee, as applicable, and for meeting attendance as such fees are established from time to time by the Board in accordance with the Governance Guidelines. Each member of the Committee shall be entitled to be reimbursed for reasonable out-of-pocket expenses incurred by such member in attending meetings of the Committee and in performing his/her duties as a member of the Committee. No member of the Committee shall receive from the Trust any compensation other than his or her fees for serving as a trustee and a member of the Committee or any other committee of the Board.

Meetings:

The Committee shall meet at least quarterly and at such other times as determined by the Chairman of the Committee to be necessary or appropriate for the Committee to carry out its duties and responsibilities. Meetings of the Committee shall be called by the Secretary of the Trust upon the request of the Chairman of the Committee, the CEO, the Trust’s Chief Financial Officer (“CFO”) or a majority of the members of the Committee. Except for the regular quarterly meetings of the Committee, notice of any meeting of the Committee shall be given in the manner provided for in the Bylaws of the Trust for meetings of the Board and its committees.

The provisions set forth in the Trust’s Bylaws for meetings of the Board and its committees shall govern the quorum and voting requirements for all meetings of the Committee.

The Committee shall be required to keep a record of its actions and proceedings and shall report to the Board at the next meeting of the Board following the Committee meeting with such report to include recommendations for Board actions when appropriate.

Duties, Powers and Responsibilities:

The duties, powers and responsibilities of the Committee shall include, without limitation, the following:

(a)	Independent Auditors:

(i)	appointing, compensating, retaining and overseeing the work of any registered public accounting firm (including resolution of disagreements between management and the auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Trust. Any such registered public accounting firm retained by the Committee shall report directly to the Committee and is ultimately accountable to the Committee. All fees for such registered public accounting firm which have been approved by the Committee, as well as any other administrative expenses incurred by the Committee that are necessary or appropriate in carrying out its duties, shall be paid by the Trust and the Trust shall make funds available for the payment of such fees and expenses

(ii)	approving in advance all tax and non-audit services which may legally be provided to the Trust by its independent auditors, including the fees and terms for such services. The chairman of the Committee shall have the right to approve all such tax and non-audit services on behalf of the Committee and shall promptly advise the remaining members of the Committee of such approval at the next regularly scheduled meeting

(iii)	reviewing with the independent auditors and the Trust’s financial management the adequacy and effectiveness of the Trust’s internal accounting and financial controls

(iv)	obtaining and reviewing, at least annually, a report by the independent auditors describing the auditor’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor and any steps taken to deal with any such issues and, for purposes of assessing the auditor’s independence, all relationships between the independent auditor and the Trust

(v)	reviewing the annual written statement from the independent auditors delineating all relationships between the auditors and the Trust, and discussing any relationships which may impact the continued objectivity and independence of the Trust’s auditors

(vi)	evaluating the independent auditor and the lead audit partner on an annual basis taking into account the opinions of the Trust’s management and internal auditors or others performing similar functions

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(vii)	considering whether there should be regular rotation of the lead audit partner more frequently than required by law or regular rotation of the independent auditor in order to assure continuing auditor independence

(viii)	reporting the Committee’s conclusions to the full Board with respect to the independent auditor’s qualifications, performance and independence

(b)	Internal Audit Function:

(i)	oversight of the internal audit function, including the retention, evaluation and termination of the internal auditor and the approval of their fees and terms of engagement. The Trust’s internal auditors shall report directly to the Committee and are ultimately accountable to the Committee. All fees for the Trust’s internal auditors which have been approved by the Audit Committee shall be paid by the Trust and the Trust shall make funds available for the payment of such fees

(ii)	meeting periodically with the internal auditor to review the scope of the work to be performed, the results of the work previously performed, the adequacy and effectiveness of the controls tested, and any recommendations or problems encountered and management’s response to those items

(iii)	reporting the Committee’s conclusions to the full Board as necessary with respect to the performance of the internal auditor function

(c)	Annual and Quarterly Financial Results and Statements:

(i)	reviewing the annual audited and quarterly financial results and statements with management and the independent auditors, including the disclosure in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to any interim or year-end filings. The review will include, among other things: (i) any material accounting issues identified by management or the independent auditors and their impact on the financial statements; (ii) the independent auditor’s evaluation of the quality of the disclosure and the content of the financial statements; (iii) any changes in accounting principles; (iv) any related party transactions; and (v) any other matters required to be communicated by the independent auditors to the Committee under generally accepted auditing standards

(ii)	meeting with the independent auditors of the Trust to review the scope of the annual audit and the audit procedures to be utilized, and at the conclusion of the audit, to review such audit, including any comments or recommendations of the independent auditors. The review will cover any audit problems or difficulties encountered by the independent auditors and management’s response to those items, including, without limitation, any accounting adjustments that were noted or proposed by the independent auditors but were passed (as immaterial or otherwise), any communications between the audit team and the audit firm’s national office respecting audit or accounting issues presented by the engagement, and any “management” or “internal control” letter issued or proposed to be issued by the Trust’s independent auditor. The review should also include discussion of the responsibilities, budget and staffing of the Trust’s internal audit function

(iii)	reviewing the annual management recommendation letter prepared by the independent auditor and management’s responses to such letter

(iv)	at such time as it may be required by law, reviewing the independent auditor’s ability to attest to and report on management’s assessment of the Trust’s internal control structure and its financial reporting procedures in its Annual Report on Form 10-K

(v)	discussing generally earnings press releases and financial information and earnings guidance that will be provided to analysts, rating agencies and the public

(vi)	confirming that pro forma and non-GAAP information that is publicly disclosed is presented in accordance with applicable laws, rules and regulations

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(d)	Other Reports and Certifications:

(i)	reporting regularly to the entire Board on the activities and findings of the Committee, including any issues that arise with respect to the quality or integrity of the Trust’s financial statements, the Trust’s compliance with legal or regulatory requirements, the performance and independence of the Trust’s independent auditors and the performance of the internal audit function

(ii)	preparing the annual report of the Committee’s oversight responsibilities for inclusion in the Trust’s annual proxy statement

(iii)	reviewing and approving the Trust’s certification to the New York Stock Exchange concerning the meetings, membership requirements and charter of the Committee

(iv)	reviewing the Trust’s proxy statement disclosure concerning the independence of the members and the charter of the Committee

(e)	Other powers and responsibilities:

(i)	reviewing with management, the independent auditors and the internal auditors significant risks or exposures and assessing steps management has taken to minimize such risks to the Trust

(ii)	reviewing periodically and amending, if needed, this Charter

(iii)	engaging outside legal, accounting or other advisors as the Committee determines necessary to carry out its duties. All fees and expenses of such legal, accounting and other advisors shall be paid by the Trust and the Trust shall make funds available for the payment of such fees and expenses

(iv)	meeting separately with management, those responsible for the internal audit function and the independent auditors to identify issues warranting the Committee’s attention

(v)	setting clear policies for hiring employees or former employees of the Trust’s independent auditors

(vi)	establishing procedures for the receipt, retention, treatment and investigation of complaints regarding financial statement disclosures, accounting, internal accounting controls, auditing matters, financial reporting practices or violations of the Trust’s Code of Ethics for Senior Financial Officers, and the confidential, anonymous submission by employees of concerns regarding questionable accounting and auditing matters. The Committee shall have full access to all of the Trust’s books, records, facilities and personnel in order to carry out the foregoing responsibilities

(vii)	reviewing periodically with management the effectiveness of disclosure controls and procedures and any changes in internal control

(viii)	meeting quarterly with the CFO and independent auditors to discuss management’s report on any significant deficiencies in internal controls which could adversely affect the Trust’s ability to record, process, summarize and report financial data and report on any fraud, whether or not material, that involves management or other employees who have a significant role in the Trust’s internal controls

(ix)	approving in advance all transactions between the Trust and any entity in which a Trustee is an officer or director or has an ownership interest, subject to the Governance Guidelines, and providing notification thereof to the Board

(x)	performing such other duties and responsibilities as may be delegated from time to time to the Committee by the Board or required to be performed by the Committee under the Exchange Act, the NYSE Manual or other laws and regulations applicable to the Trust and the Committee

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Limitations on Authority:

The Committee shall have the authority to delegate its responsibilities to such subcommittees as the Committee deems appropriate from time to time provided that such delegation is not prohibited under the Exchange Act, the NYSE Manual or any other laws or regulations applicable to the Trust or the Committee.

Annual Performance Evaluation:

The Committee shall conduct an evaluation of its performance on an annual basis.

Disclosure of Charter:

This charter will be made available on the Trust’s website at www.federalrealty.com.

Initially Adopted:	May 3, 2000
Revised:	February 12, 2003
Last Revised:	February 16, 2006

5

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 3, 2006

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND

“FOR” PROPOSAL 2 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.

FOR ALL NOMINEES

AGAINST ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

Walter F. Loeb

Joseph S. Vassalluzzo

INSTRUCTION: To vote against any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to vote against, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR

AGAINST

ABSTAIN

2. To ratify the appointment of Grant Thornton LLP as the Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

FEDERAL REALTY INVESTMENT TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

The undersigned, a shareholder of Federal Realty Investment Trust (the “Trust”), hereby constitutes and appoints LARRY E. FINGER and DAWN M. BECKER, or either of them, as the true and lawful attorneys and proxies of the undersigned, with full power of substitution in each of them, for and in the name of the undersigned, to vote and otherwise act at the Annual Meeting of Shareholders of the Trust to be held at Woodmont Country Club, 1201 Rockville Pike, Rockville, Maryland on Wednesday, May 3, 2006 at 10:00 a.m., or at any postponement or adjournment thereof, with respect to all of the Common Shares of Beneficial Interest of the Trust which the undersigned would be entitled to vote, with all the powers the undersigned would possess if personally present, on the following matters.

The undersigned hereby ratifies and confirms all that the aforesaid attorneys and proxies may do hereunder.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement and revokes any proxy previously given with respect to the Annual Meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FEDERAL REALTY INVESTMENT TRUST

May 3, 2006

PROXY VOTING INSTRUCTIONS

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

- OR -

TELEPHONE - Call toll-free 1-800-PROXIES

(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

- OR -

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

COMPANY NUMBER

ACCOUNT NUMBER

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN PROPOSAL 1 AND “FOR” PROPOSAL 2 AND THE PROXIES WILL VOTE IN THEIR SOLE JUDGMENT UPON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. To elect the following Trustees for terms expiring as set forth in the accompanying Proxy Statement.

NOMINEES:

FOR ALL NOMINEES Walter F. Loeb

Joseph S. Vassalluzzo

AGAINST ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To vote against any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to vote against, as shown here:

2. To ratify the appointment of Grant Thornton LLP as the FOR AGAINST ABSTAIN Trust’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

3. To consider and act upon any other matters properly coming before the meeting or any postponement or adjournment thereof.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder

Date:

Signature of Shareholder

Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.